Exhibit 99.1

OMNIVISION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF FISCAL 2016

SANTA CLARA, Calif., — December 3, 2015 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the second quarter of fiscal 2016 that ended on October 31, 2015.

Revenues for the second quarter of fiscal 2016 were $343.1 million, as compared to $329.9 million in the first quarter of fiscal 2016, and $394.0 million in the second quarter of fiscal 2015. GAAP net income in the second quarter of fiscal 2016 was $13.9 million, or $0.23 per diluted share, as compared to net income of $18.2 million, or $0.31 per diluted share in the first quarter of fiscal 2016, and $28.0 million, or $0.47 per diluted share in the second quarter of fiscal 2015.

Non-GAAP net income in the second quarter of fiscal 2016 was $22.7 million, or $0.37 per diluted share. Non-GAAP net income in the first quarter of fiscal 2016 was $28.6 million, or $0.46 per diluted share. Non-GAAP net income in the second quarter of fiscal 2015 was $36.9 million, or $0.60 per diluted share. Non-GAAP net income excludes stock-based compensation expenses and the related tax effects. Please refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three and six months ended October 31, 2015 and 2014 and for the three months ended July 31, 2015.

GAAP gross margin for the second quarter of fiscal 2016 was 21.9%, as compared to 22.6% for the first quarter of fiscal 2016 and 22.0% for the second quarter of fiscal 2015. The sequential decrease in second quarter gross margin was attributable to broad-based price erosions, particularly in the mobile phone market.

The Company ended the period with cash, cash equivalents and short-term investments totaling $613.5 million, an increase of $19.7 million from the previous quarter.

“We are very pleased with our second quarter results. We have exceeded our own expectations, despite demand uncertainties in our various target markets,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “Regardless of these short-term uncertainties, we will continue to invest in the future of our business, and ultimately, return to our long-term growth trajectory.”

Outlook

Based on current trends, the Company expects revenues for the third quarter of fiscal 2016 will be in the range of $310 million to $340 million and GAAP net income per share will be between $0.11 and $0.26 per diluted share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net income per share will be between $0.24 and $0.39 per diluted share. Refer to the table below for a reconciliation of GAAP to non-GAAP net income. These expectations do not include any one-time effects from the sale of the Company’s investments in VisEra Holding Company and XinTec, Inc., and the paying off of the Company’s mortgage loan, in November 2015.

Conference Call

OmniVision Technologies, Inc. will host a conference call today at 5:00 p.m. Eastern time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 877-474-9506 (domestic) or 857-244-7559 (international) and entering passcode 69280356.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for one week beginning approximately one hour after the conclusion of the call. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 78968091.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products are highly integrated, single-chip CMOS image sensors for consumer and commercial applications, including mobile phones, tablets and entertainment devices, notebooks and webcams, commercial security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding continued investment in the future of our business and our long-term growth trajectory, and statements regarding our expectations regarding revenues and earnings per share for the three months ending January 31, 2016 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to maintain or increase sales to current key and new customers and end-users of our products; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition and unfavorable exchange rate movements; the potential for a slowdown in sales in the near term due to general economic conditions and market volatility, which can reduce visibility and thus orders from the end-user customers of our products; our ability to increase the average selling prices or lower the costs associated with the development and manufacture of our new, complex products and technologies; fluctuations of wafer manufacturing costs, manufacturing yields, manufacturing capacity and other manufacturing processes and the impact on gross margins; uncertainties for our customers, foundries, vendors, employees, or others with whom we do business that may be created by our recently announced merger agreement which uncertainties could adversely affect our business; the continued growth and development of current markets and the emergence of new markets in which we sell, or may sell, our products; fluctuations in sales mix and average selling prices; our ability to timely complete the product development cycle for new sensors; our ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones, tablets and entertainment devices, notebooks and webcams, commercial security and surveillance systems, digital still and video cameras, automotive and medical imaging systems; our dependence on third party wafer foundries and their ability to manufacture our wafers in the required quantities, at acceptable quality, yields and costs, and in a timely manner; our ability to accurately forecast customer demand for our products; the market acceptance of products into which our products are designed; the development, production, introduction and marketing of new products and technology; the occurrence of litigation regarding intellectual property or indemnification claims from our suppliers or customers relating to our intellectual property; our strategic investments and relationships, and other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding of both its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and net income per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of stock-based compensation on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance. The Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP net income per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to additional paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differs between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation and the related tax effects, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and net income per share on a basis prepared in accordance with GAAP to enable investors to consider net income and net income per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expenses and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock, stock market volatility, expected option life, risk-free interest rates, and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET INCOME PER DILUTED SHARE

TO PROJECTED NON-GAAP NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ending January 31, 2016
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net income per share	$0.11	$0.26	$0.13	(1)	$0.24	$0.39

(1)        Reflects estimated adjustment for expenses and related tax effects associated with stock-based compensation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	October 31,	April 30,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$409,656	$318,892
Short-term investments	203,827	205,271
Accounts receivable, net	159,698	151,086
Inventories	331,032	343,966
Prepaid and deferred income taxes	4,020	7,149
Prepaid expenses and other current assets	8,360	5,628
Recoverable insurance proceeds	—	12,500
Total current assets	1,116,593	1,044,492
Property, plant and equipment, net	142,014	145,214
Long-term investments	155,846	192,021
Goodwill	10,227	10,227
Intangibles, net	45,647	52,287
Other long-term assets	28,416	24,155
Total assets	$1,498,743	$1,468,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,447	$118,796
Accrued expenses and other current liabilities	37,878	37,112
Litigation settlement accrual	—	12,500
Income taxes payable	2,085	3,444
Deferred revenues, less cost of revenues	39,572	22,621
Current portion of long-term debt	9,216	7,096
Total current liabilities	211,198	201,569
Long-term liabilities:
Long-term income taxes payable	54,717	55,150
Non-current portion of long-term debt	22,268	24,999
Other long-term liabilities	16,940	23,898
Total long-term liabilities	93,925	104,047
Total liabilities	305,123	305,616

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 80,236 shares issued and 59,637 outstanding at October 31, 2015 and 78,734 shares issued and 58,135 outstanding at April 30, 2015, respectively	80	79
Additional paid-in capital	727,510	709,442
Accumulated other comprehensive income	20,652	40,069
Treasury stock, 20,599 shares at October 31, 2015 and April 30, 2015, respectively	(278,683)	(278,683)
Retained earnings	724,061	691,873
Total stockholders’ equity	1,193,620	1,162,780
Total liabilities and stockholders’ equity	$1,498,743	$1,468,396

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2015	2014	2015	2014
Revenues	$343,136	$394,045	$673,027	$800,581
Cost of revenues	268,076	307,548	523,430	625,664
Gross profit	75,060	86,497	149,597	174,917

Operating expenses:
Research, development and related	35,498	34,186	71,612	68,918
Selling, general and administrative	21,693	20,229	42,840	39,439
Amortization of acquired patent portfolio	2,322	2,322	4,643	4,643
Total operating expenses	59,513	56,737	119,095	113,000

Income from operations	15,547	29,760	30,502	61,917
Equity in earnings of investee	516	1,034	889	1,969
Interest expense, net	(183)	(397)	(416)	(852)
Other income, net	804	219	1,913	1,264
Income before income taxes	16,684	30,616	32,888	64,298

Provision for (benefit from) income taxes	2,738	2,572	700	(9,073)
Net income	$13,946	$28,044	$32,188	$73,371

Net income per share:
Basic	$0.23	$0.49	$0.54	$1.28
Diluted	$0.23	$0.47	$0.54	$1.25

Shares used in computing net income per share:
Basic	59,594	57,617	59,089	57,100
Diluted	60,125	59,423	59,932	58,790

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended		Three Months Ended
	October 31,		October 31,		July 31,
	2015	2014	2015	2014	2015
GAAP net income	$13,946	$28,044	$32,188	$73,371	$18,242
Add:
Stock-based compensation in cost of revenues	1,129	1,166	2,472	2,151	1,343
Stock-based compensation in research, development and related expenses	3,773	4,209	8,563	8,469	4,790
Stock-based compensation in selling, general and administrative expenses	2,970	3,280	6,709	6,484	3,739
Decrease in provision for (benefit from) income taxes without the effect of stock-based compensation	926	232	1,387	834	461
Non-GAAP net income	$22,744	$36,931	$51,319	$91,309	$28,575

GAAP provision for (benefit from) income taxes	$2,738	$2,572	$700	$(9,073)	$(2,038)
Decrease in provision for (benefit from) income taxes without the effect of stock-based compensation	926	232	1,387	834	461
Non-GAAP provision for (benefit from) income taxes	$1,812	$2,340	$(687)	$(9,907)	$(2,499)

Non-GAAP net income per share:
Basic	$0.38	$0.64	$0.87	$1.60	$0.49
Diluted	$0.37	$0.60	$0.83	$1.50	$0.46

Shares used in computing non-GAAP net income per share:
Basic	59,594	57,617	59,089	57,100	58,584
Diluted	62,209	61,730	62,166	60,905	62,124

Contact Information

Investor Relations:

Mary McGowan

mary@blackburncommunication.com